Exhibit 16

October 4, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of The RiceX Company’s Form 8-K dated October 4, 2004. We agree with the statements made therein except we have no basis to agree or disagree as to the name of the succeeding accounting firm as stated in the first paragraph.

Very truly yours,
/s/ Moss Adams LLP
Santa Rosa, CA